April 6, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by BlackRock Global Dividend Portfolio (the “Fund”) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 13 to this Form N-CSR of the Fund dated April 6, 2020.  We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

Change in Independent Registered Public Accounting Firm

In connection with BlackRock Global Dividend Portfolio’s (“Fund”) change in its fiscal year-end, the Audit Committee of the Fund's Board of Trustees approved a recommendation to change the independent registered public accounting firm from PricewaterhouseCoopers LLP (“PwC”) to Deloitte & Touche LLP (“D&T”) for the year ending May 31, 2020. Effective March 16, 2020, PwC was dismissed as the independent registered public accounting firm to the Fund. PwC's reports on the Fund's financial statements for the fiscal periods ended July 31, 2019 and July 31, 2018 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the Fund's fiscal periods ended July 31, 2019 and July 31, 2018 and the subsequent interim period through March 16, 2020, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Fund's financial statements for such periods, and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the Fund's fiscal periods ended July 31, 2019 and July 31, 2018 and the subsequent interim period through March 16, 2020, neither the Fund, nor anyone on its behalf, consulted with D&T on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Registrant has requested that PwC furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not PwC agrees with the statements contained above. A copy of such letter is filed as an exhibit hereto.